Exhibit 10.1(b)

PURCHASE AND SALE AGREEMENT

(Midstream Assets)

between

WARREN ENERGY SERVICES, LLC

and

WARREN E&P, INC.

(collectively, “Seller”)

and

ESCALERA RESOURCES, CO.

(“Purchaser”)

Executed on June 16, 2015

Effective on April 1, 2015

EXHIBITS

Exhibit “A”	System

Exhibit “B”	Conveyance

Exhibit “C”	Transition Services Agreement

Exhibit “D”	Promissory Note

Exhibit “E”	Mortgage, Deed of Trust, Security Agreement, Assignment of Production and Financing Statement

SCHEDULES

Schedule 1.2(a)	Contracts

Schedule 1.2(b)	Surface Contracts

Schedule 1.2(c)	Equipment

Schedule 1.3(e)	Excluded Items

Schedule 2.3	Allocation of Purchase Price for Tax Purposes

Schedule 5.7(a)	Litigation

Schedule 5.7(b)	Notice of Non-Compliance

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10(a)	Contract Matters

Schedule 5.10(b)	Certain Contracts

Schedule 5.11	Governmental Authorizations

Schedule 5.12	Transfer Requirements

Schedule 5.13	Outstanding Capital Commitments

Schedule 5.14	Imbalances

Schedule 7.6	Operation of Business

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into on June 16, 2015, and effective on April 1, 2015, by,  between and among:  (1)(A) WARREN ENERGY SERVICES, LLC, a Delaware limited liability company; and (B) WARREN E&P, INC., a New Mexico corporation, as their respective interests appear of record (collectively, “Seller”); and (2) ESCALERA RESOURCES, CO., a Maryland corporation (“Purchaser”).  Seller and Purchaser may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Seller owns all (100%) of the interest in various natural gas gathering and transportation pipeline properties and other facilities, either of record or beneficially, that are more fully described in the exhibits and schedules attached hereto.

Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire from Seller, the properties and rights of Seller described hereafter, in the manner and upon the terms and conditions set forth herein.

Capitalized terms used herein shall have the meanings ascribed to and given them in this Agreement, as such terms are identified and/or defined in the following Definitions section:

DEFINITIONS

“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Purchase and Sale Agreement.

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.1.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Claim” or “Claims” has the meaning set forth in Section 11.2(a).

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing”  has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Contracts” has the meaning set forth in Section 1.2(a).

“Conveyance” has the meaning set forth in Section 3.1(b).

“Defensible Title” means that title of Seller with respect to the Real Property Interests, except for and subject to Permitted Encumbrances (as defined in the Conveyance), is free and clear of liens, security interests, pledges, or other similar encumbrances.

“DTPA” has the meaning set forth in Section 11.7(a).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3.

“Environmental Defect” has the meaning set forth in Section 4.3.

“Environmental Defect Amount” has the meaning set forth in Section 4.3.

“Environmental Defect Notice” has the meaning set forth in Section 4.3.

“Environmental Laws” means, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Endangered Species Act, 16 U.S.C. §1531 et seq.; the Migratory Bird Treaty Act of 1918, 16 U.S.C. §703 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the Migratory Bird Act of 1918, 16 U.S.C. § 703 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question expressly regulating pollution or protection of human health and all regulations implementing the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Effective Time.

“Equipment” has the meaning set forth in Section 1.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“Governmental Authorizations” has the meaning set forth in Section 5.11.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or  taxing authority or power; and any court or governmental tribunal.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulfur, carbon dioxide, or other materials extracted from hydrocarbons.

“Imbalance” or “Imbalances” means pipeline over-deliveries or under-deliveries with respect to Hydrocarbons received or delivered from (or allocated to) the Pipelines.

“Indemnified Party” has the meaning set forth in Section 11.1(a).

“Indemnifying Party” has the meaning set forth in Section 11.1(a).

“Indemnity Claim” has the meaning set forth in Section 11.1(b).

“Independent Expert” has the meaning set forth in Section 4.3.

“Individual Environmental Deductible” has the meaning set forth in Section 4.3.

“Laws”  means all statutes, laws, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Material Adverse Effect” means any effect that is adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” shall not include: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, treating, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

"NORM"  means naturally occurring radioactive material.

“Party” and “Parties” mean Seller and Purchaser, individually and collectively.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property Leases” has the meaning set forth in Section 5.10(iv).

“Pipelines” has the meaning set forth in Section 1.2(f).

“Preliminary Settlement Statement” has the meaning set forth in Section 9.4.

“Property Costs” means all costs attributable to the ownership and operation of the Assets, including without limitation:  (a) ad valorem, property and similar Taxes based upon or measured by the ownership or operation of the Assets (and net to Seller’s interest), but excluding any other Taxes, (b) Imbalances, (c) obligations to make any payments owed or owing to third parties that (i) arise under a contract, agreement, easement, right-of-way, or surface lease, including without limitation, operating costs, overhead charges (unless otherwise provided for in the Transition Services Agreement attached hereto as Exhibit “C”), or other expenditures under operating agreements, or (ii) relate to amounts held in suspense, and (d) capital expenditures incurred in the ownership and operation of the Assets, but excluding, without limitation, liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury, death, or property damage or to the extent based on a violation of any Law, (ii) obligations to dismantle, abandon and salvage facilities, and (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, all of which are addressed in Article 11. For purposes hereof, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser”  has the meaning set forth in the preamble.

“Purchaser Indemnitees” means Purchaser and Purchaser’s Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, successors and permitted assigns.

“Real Property Interests” means the easements, rights-of-way, surface leases and fee interests in real property identified on Schedule 1.2(b).

“Records” has the meaning set forth in Section 1.2(g).

“Regardless of Fault” has the meaning set forth in Section 11.2(a).

“Retained Obligations” means Claims arising out of or related to:  (a) the Excluded Assets; and (b) Taxes related to the Assets, including any Taxes for which Seller is liable as a successor or transferee for all periods prior to the Effective Time, but excluding from and after April 1, 2015 all (i) ad valorem, property and similar Taxes imposed upon or arising from the Assets and (ii) sales or transfer taxes resulting from the transfer of the Assets to Purchaser.

“Seller”  has the meaning set forth in the preamble.

“Seller Indemnitees” means Seller and Seller’s Affiliates and each of their respective officers, directors, employees, agents, representatives, insurers, successors and permitted assigns.

“Surface Contracts” has the meaning set forth in Section 1.2(b).

“System” means the natural gas gathering and transportation system, facilities and appurtenances thereto that are depicted in the map attached as Exhibit A. Notwithstanding anything contained herein to the contrary, the System shall not include any pipelines, equipment or other properties that are located: (i) upstream of the inlet flange of the meters where Hydrocarbons are delivered into the pipelines consisting of such natural gas gathering and transportation system, or (ii) downstream of the outlet flange of the meters where Hydrocarbons are delivered into third party transportation pipelines.

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto, or additional amounts in respect of the foregoing, imposed by any Governmental Body; and the foregoing shall include any transferee or successor liability for a Tax and any liability assumed by agreement, by Laws, or arising as a result of being (or having been) a member of any affiliated or consolidated group for Tax purposes (or being included (or required to be included) in any Tax Return relating thereto.

“Tax Returns” has the meaning set forth in Section 5.8.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of Surface Contracts or interests therein, if they are not required, by the terms of the Surface Contract, prior to the assignment of such Surface Contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including, without limitation, consents from state and federal agencies).

“Transition Services Agreement” means the Post Closing Transition Agreement (Midstream Assets) attached hereto as Exhibit “C”.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

“PURCHASE AND SALE”

Section 1.1 – Purchase and Sale.

At the Closing and upon the terms and subject to the conditions of this Agreement, and subject to any prior sale by Seller, Seller agrees to sell, transfer, assign and convey its interest in the Assets to Purchaser, and Purchaser agrees to purchase, accept and pay for Seller’s interest in the Assets and to assume certain obligations attributable to the Assets.    It is expressly agreed that Seller’s obligation to sell the Assets to Purchaser and Purchaser’s obligation to purchase the Assets from Seller are, in addition to all other conditions set forth in this Agreement, conditioned upon Seller not otherwise selling the Assets to another party prior to the Closing Date.  From and after the execution of this Agreement and until the Closing hereunder (if such occurs), Seller have the right to solicit and negotiate with third parties for the sale of the Assets and to consummate such sales.

Section 1.2 – Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all (100%) of Seller’s right, title, interest and estate, real or  personal,  recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following-described real and personal property (but excluding the Excluded Assets):

(a) All contracts, agreements and instruments identified on Schedule 1.2(a), including all amendments to said contracts, agreements and instruments (the “Contracts”);

(b) All easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use primarily in connection with the System, including those identified on Schedule 1.2(b) (the “Surface Contracts”);

(c) All equipment, machinery, fixtures and other tangible personal property and improvements located on or attached to the System or used or held for use primarily in connection with the operation of the System, including those identified on Schedule 1.2(c) (the “Equipment”);

(d) All rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors (other than Affiliates of Seller) to the extent relating to products sold, or services provided, to Seller to the extent used or held for use in connection with or affecting any of the Assets;

(e) All pipelines, compression equipment, gathering and transportation systems and appurtenances thereto being part of the System, or used or held for use primarily in connection with the operation of the System (the “Pipelines”);

(f) All Hydrocarbon line pack existing within the Pipelines from and after the Effective Time; and

(g) All land files; gas contract files; gas gathering and processing files; abstracts; title opinions; land surveys; maps; engineering data and reports; and other books, records, data, files and accounting records, regardless of whether in paper or electronic media, in each case to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding: (i) any books, records, data, files, maps and accounting records to the extent disclosure or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information  relating thereto), (iii) attorney-client privileged communications and work product of Seller’s legal counsel  (other  than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has determined may be required for litigation, tax, accounting and auditing purposes and provide Purchaser with copies thereof at Sellers’s cost until such purpose no longer reasonably exists; and then Seller shall promptly deliver such records to the address then provided by Purchaser.

Section 1.3 – Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale transaction contemplated hereby the following-described items (collectively, the “Excluded Assets”):

(a) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files to the extent that the same relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(g) and copies of any other Records retained by Seller pursuant to Section 1.5;

(b) all geological, seismic and geophysical data (including reprocessed data) and all logs, interpretive data, geological technical evaluations, geological technical outputs, reserve estimates and economic estimates;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller’s federal, state and area-wide bonds, permits and licenses (including software licenses) or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e) those items listed in Schedule 1.3(e);

(f) all trade credits, account receivables, note receivables, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent Purchaser assumes liability for a Claim for which Seller is insured, and (ii) to or under any bond or bond proceeds; and

(h) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller.

Section 1.4 – Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but, if Closing occurs, certain financial benefits of and burdens on the Assets shall be transferred effective as of 12:01 A.M. local time, where the respective Assets are located, on April 1, 2015 (the “Effective Time”).

(b) Purchaser shall be entitled to all Hydrocarbon line pack and Hydrocarbons from or attributable to the Assets at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time. Seller shall be entitled to Hydrocarbons from or attributable to the Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective

Time.  “Earned” and "incurred”, as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles. For purposes of allocating Hydrocarbons (and accounts receivable with respect thereto), under this Section 1.4, Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the Pipelines. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

Section 1.5 – Delivery and Maintenance of Records.

(a) Seller, at Seller’s cost, shall use reasonable efforts to deliver the Records (FOB Seller's office) to the office designated in writing by Purchaser within sixty (60) days following Closing. Seller may retain original Records of those items as set forth in Section 1.2(g) and/or copies of any Records. If Seller elects to retain original files, Purchaser will be provided with copies of same, at Seller’s cost.

(b) Purchaser, for a period of six (6) years following Closing, will:  (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (iii) provide Seller, its Affiliates, and its and their officers, employees  and  representatives  with  access,  during  normal  business  hours,  to  materials received or produced after Closing relating to any Indemnity Claim made under Section 11.2 of this Agreement for review and copying at Seller’s expense.

ARTICLE 2

“PURCHASE PRICE”

Section 2.1 – Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $8,000,000.00, adjusted as provided in Section 2.2.

Section 2.2 – Adjustments to Purchase Price.

Solely for the purpose of calculating the Closing Payment and the Final Settlement Statement under Section 9.4, the Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles:

(a) Reduced by the aggregate amount of the following proceeds received by Seller on and after the Effective Time until the Closing Date (with such period between the Effective Time and the Closing Date referred to as the “Adjustment Period”) to the extent attributable to: (i) proceeds from the sale of Hydrocarbons (net of any gathering, processing and transportation costs and any Hydrocarbon severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbons) attributable to the Assets during the Adjustment Period, and (ii) other proceeds earned with respect to the Assets and the operation of the System attributable to the Adjustment Period, including all gathering, transportation and compression fees, charges and other amounts received for providing services utilizing the System;

(b) Increased by the value, based on the most recent price received by Seller, for any merchantable Hydrocarbons stored in tanks (but excluding Hydrocarbon line pack located in Pipelines and volumes of liquid Hydrocarbons located in tanks along the Pipelines that are below the minimum amount required to operate such tanks) attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time;

(c) Reduced by any other Assumed Seller Obligation paid or incurred by Seller at or prior to Closing that has not otherwise been taken into account above;

(d) Reduced or increased, as the case may be, for the value of any Imbalances, based on the most recent price received by Seller for Imbalances;

(e) Increased or reduced as agreed upon in writing by Seller and Purchaser;

(f) Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets which are paid by Seller and incurred (or otherwise attributable to periods) at or after the Effective Time, except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a); and

(g) Decreased by an amount equal to the amount of any ad valorem, property and similar Taxes assessed against or pertaining to the Assets for periods from January 1 through the Effective Time with respect to the calendar year in which Closing occurs.

Each adjustment made pursuant to Sections 2.2(a) and (b) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbons attributable to the Assets during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbons or income, proceeds, receipts and credits with respect to which a downward adjustment has been made. Similarly, the adjustment described in Section 2.2(e) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and as such, Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an upward adjustment has been made.

Section 2.3 – Allocation of Purchase Price for Tax Purposes.

Prior to Closing, Purchaser and Seller will agree on an allocation of the unadjusted Purchase Price among the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Such allocation of value shall be attached to this Agreement as Schedule 2.3 for purposes of Internal Revenue Service Form 8594. The “Tax Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, to be increased or reduced as described in this Article 2 and Section 9.4(b) . Any such adjustments to the Purchase Price shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets, unless otherwise mutually agreed to by Seller and Purchaser. After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values. Seller and Purchaser agree:  (i) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including without limitation Internal Revenue Service Form 8594, and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Bodies or in audit or other proceedings with respect to Taxes,  except when required to do so pursuant to applicable Law or pursuant to a final agreement or Tax adjustment entered into with an applicable Tax authority, which in either case such Party shall provide written notice of such inconsistent position to the other Parties hereunder.

Section 2.4 – Financing Matters.

A portion of the Purchase Price will be paid at Closing pursuant to the following loan arrangements, under mutually acceptable definitive documents to be executed at Closing:

a.	Lender:	Warren Resources, Inc. (“Warren”), a Maryland corporation, the parent company of both Parties defined as and comprising the Seller.

b.	Borrower:	Escalera Resources Co. (“Escalera” or “Borrower”), a Maryland corporation.

c.	Type of Loan:	$5,000,000 second priority secured term loan (the “Loan”) evidenced by a Promissory Note in the form attached hereto as Exhibit “D”.

d.	Closing Date:	The Closing Date under this Agreement.

e.	Maturity:	First anniversary of the Closing Date, unless required earlier pursuant to or by the Sale of Security.

f.	Security:

The Loan will be collateralized (in the form of a the Mortgage, Deed of Trust, Security Agreement and Financing Statement attached hereto as Exhibit “E”) by a second lien on the Assets and an undivided 30% of Warren’s interest in certain oil and gas leases and deep rights to be acquired by Purchaser from Warren pursuant to a separate Letter Agreement effective on the same date as this Agreement.

g.	Other:	Until the Loan is fully repaid, Escalera shall continue the normal operations of the Assets, including gathering, compressing and transporting gas from the Spyglass Hill Unit.

h.	Sale of Security:

In the event any Security is sold by Escalera, the net proceeds from such a sale (being the net selling price less any portion of the proceeds used to paydown any first lien specifically allocated to the Security being sold) will be remitted to Warren as repayment on the Loan.

i.	Release of Security:	Warren will release its interest in the Security upon full and complete repayment of the Loan.

j.	Subordination:	The Loan is subordinated, in all respects, to Escalera’s first lien credit facility, except the Loan will be a first lien on the oil and gas leases and deep rights referred to above.

k.	Interest Rate:	Interest will accrue monthly at a per annum rate of 10%, with payment of all interest due at Maturity.

l.	Governing Law:	State of Colorado.

ARTICLE 3

“TITLE MATTERS”

Section 3.1 – Seller’s Title.

(a) Except for the special warranty of title referred to in Section 3.1(b), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets; and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title shall be pursuant to the special warranty of title contained in the Conveyance referred to in Section 3.1(b) and shall also be subject to the limitations in Sections 3.1(c) and 3.1(d) below.

(b) The conveyance to be delivered by Seller to Purchaser shall be substantially in the form of Exhibit B attached hereto (the “Conveyance”), and shall contain a special warranty of Defensible Title by, through and under Seller and its Affiliates, but not otherwise, and shall otherwise be without warranty of title of any kind, express, implied, statutory or otherwise.

(c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any matter that would cause Seller not to have Defensible Title that is disclosed in writing to Purchaser or of which Purchaser has actual knowledge prior to the date hereof.  As used herein, “actual knowledge” means the actual knowledge of Purchaser’s officers and includes constructive knowledge and constructive notice.

(d) Notwithstanding anything contained herein to the contrary, if any title defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter as a breach of Seller’s special warranty of title contained in the Conveyance to the extent not prohibited by Section

3.1(c), but shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty of Seller set forth in Article 5.

Section 3.2 – Casualty or Condemnation Loss.

(a) Subject to the provisions of Section 3.2(b), Purchaser shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing and the depreciation of personal property due to ordinary wear and tear.

(b) Subject to the provisions of Sections 8.1(f) and 8.2(e) hereof, if, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss as a result of such individual casualty or taking is less than ten percent (10%) of the unadjusted Purchase Price, Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing either: (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least the condition prior to such casualty, at Seller’s sole cost, which repair or restoration may take place after Closing, so long as Seller and Purchaser have agreed on a reasonable time period in which to complete such repairs and restoration and Seller executes an access agreement in form and substance reasonably acceptable  to  Purchaser  and  Seller,  or  (ii)  to  indemnify  Purchaser  through  a  document reasonably acceptable to Seller and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or taking. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

Section 3.3 – Government Approvals.

With respect to consents and approvals customarily obtained from Governmental Bodies after closing in transactions of this nature, Purchaser, within thirty (30) days after Closing, shall file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser further agrees after Closing to promptly take all other actions reasonably required of it by federal or state agencies having jurisdiction, to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such federal or state agencies, as applicable, of Seller’s assignment and other documents in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets. Purchaser shall provide Seller with approved, filed and recorded copies of the assignment documents and other state and federal transfer documents, as soon as they are available.

ARTICLE 4

“ENVIRONMENTAL MATTERS”

Section 4.1 -- Assessment

Upon notice to Seller, Purchaser shall, subject to the provisions of Section 11.2(b)(vi), have the right to conduct a visual (Phase I) environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller but only to the extent that Seller may grant such right without violating any obligations to any third party. The Assessment shall be conducted at the sole cost and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.3 and Section 11.2(b)(vi). Notwithstanding anything stated in this Agreement to the contrary, neither Purchaser nor its environmental, consulting or engineering firm shall have the right to conduct any soil or groundwater testing or sampling, nor conduct any other invasive tests or activities on or relating to the Assets without Seller’s express written consent to the same, which consent shall not be unreasonably withheld, delayed or conditioned. Seller shall have the right to be present during any Assessment of the Assets and shall have the right, at its option and expense, to split samples with Purchaser. After completing any Assessment of the Assets, Purchaser shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment, unless Seller requests otherwise. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential in perpetuity, unless disclosure of any facts discovered through such Assessment is required under any Environmental Laws. Purchaser shall provide Seller with a copy of the final draft of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment conducted on the Assets. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser, Purchaser agrees that prior to the Closing Date Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies.

Section 4.2  –  NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the gathering, treating, handling, and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the System or associated with the Assets.  The Equipment and sites included in the Assets may contain asbestos, hazardous substances or NORM. NORM may affix or attach itself to the inside of pipes, materials, and equipment as scale, or in other forms. The pipes, materials and equipment included in the Assets may contain NORM and other wastes or hazardous substances. NORM containing material and/or other wastes or hazardous substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, hazardous substances, NORM from the Assets.

Section 4.3 --Environmental Defects

.

If, as a result of the Assessment conducted by Purchaser pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists a material violation of an Environmental Law, other than with respect to NORM and other than with respect to the matters set forth on Schedule 4.3, (in each case, an “Environmental Defect”), then on or prior to ten (10) days prior to Closing, (the “Environmental Claim Date”), Purchaser may notify Seller in writing of such Environmental Defect (an

“Environmental Defect Notice”). For all purposes of this Agreement, Purchaser shall be deemed to have waived its right to assert any Environmental Defect that Seller has not been given written notice on or before the Environmental Claim Date in accordance with the terms hereof. To be effective, each such Environmental Defect notice shall set forth a description of the matter constituting the alleged Environmental Defect, (b) the Assets affected by the Environmental Defect, (c) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Seller shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the Parties shall have agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Seller disagrees with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Purchaser and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days after the first meeting of Purchaser and Seller, either Party may submit the dispute to an independent environmental consultant approved in writing by Seller and Purchaser (and if the Seller and Purchase cannot mutually agree on such consultant within thirty (30) days after the first meeting of Purchaser and Seller, then the Seller’s choice shall govern and control) that is experienced in environmental corrective action at oil and gas assets in the relevant jurisdiction and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Seller with exhibits, including interrogatories, supplemented with appearances by Purchaser and Seller, if necessary, as the Independent Expert may deem necessary. After the Parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each Party. The Independent Expert shall render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either Party with respect to any matter. The decision of the Independent Expert shall be final and binding upon both Parties, without right of appeal. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each Party shall bear one-half of the costs and expenses of the Independent Expert. The Parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the Parties or as determined by the Independent Expert, for all uncured Environmental Defects; provided, that notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect for which the Environmental Defect Amount therefor does not exceed $50,000.00 (“Individual Environmental Deductible”), and (ii) in no event shall there be any adjustment to the Purchase Price or any other remedies provided by Seller for Environmental Defects unless the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects exceeds a deductible in an amount equal to five percent (5%) of the Purchase Price. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, and if the sum of all (y) Environmental Defect Amounts for Environmental Defects determined under this Section 4.3 prior to Closing, plus (z) the Environmental Defect Amounts asserted by Purchaser that are the subject of the determination by the Independent Expert under this Section 4.3 (collectively, “Total Defect Amounts”), do not exceed fifteen percent (15%) of the unadjusted Purchase Price, then the Closing shall proceed without adjustment to the Purchase Price; and thereafter, within ten (10) days after the Independent Expert delivers written notice to Purchaser and Seller of his award with respect to an Environmental

Defect Amount, Seller shall pay to Purchaser the amount, if any, so awarded by the Independent Examiner to Purchaser. If the Total Defect Amounts exceed fifteen percent (15%) of the unadjusted Purchase Price, Closing shall be deferred until ten (10) days after the Independent Examiner delivers written notice to Purchaser and Seller of his award.

Section 4.4  –  Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITY FOR DEATH OR INJURY TO PERSONS OR DAMAGES TO REAL OR PERSONAL PROPERTY ARISING OUT OF OR RELATING TO ANY DUE DILIGENCE ACTIVITY OR ASSESSMENT CONDUCTED PURSUANT TO SECTION 4.1 BY PURCHASER  OR ITS EMPLOYEES, CONSULTANTS, ADVISORS  OR AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS RESULTING IN WHOLE OR IN PART FROM THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF PURCHASER, SELLER, OR ANY OTHER PERSON.

ARTICLE 5

“REPRESENTATIONS AND WARRANTIES OF SELLER”

Section 5.1 – Generally.

(a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of the officers of Seller and the employees of Seller who have any supervisory duties related to the Assets. “Actual knowledge” for purposes of this Agreement means information actually and personally known by such officers or employees.

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.6 and 11.7 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.18.

Section 5.2 – Existence and Qualification.

Each of the Parties constituting the Seller is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the respective states of formation, and is duly qualified to do business as a foreign limited liability company or corporation where its Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.

Section 5.3 – Power.

Seller has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 – Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller); and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable  bankruptcy  or  other  similar  laws  affecting  the  rights  and  remedies  of  creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5 – No Conflicts.

To Seller’s knowledge and subject to compliance with the Transfer Requirements set forth in Schedule 5.13, the execution, delivery and performance of this Agreement by Seller and the transactions contemplated hereby will not: (i) violate any provision of the certificate of formation or bylaws of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affects the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (iv) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof, and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

Section 5.6 – Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 – Litigation.

Except as set forth in: (a) Schedule 5.7(a), to Seller’s knowledge, no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) which could have a Material Adverse Effect is pending or, to Seller’s knowledge, threatened to which Seller is a party and which relates to the Assets; and (b) Schedule 5.7(b), to Seller’s knowledge, no notice in writing from any Governmental Body which could have a Material Adverse Effect has been received by Seller claiming any violation of or noncompliance with any Law with respect to the Assets.

Section 5.8 – Taxes and Assessments.

With respect to all Taxes related to the Assets, to the knowledge of Seller:  (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets that are required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, (b) such Tax Returns are true and correct in all material respects, and (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith.

To Seller’s knowledge, with respect to all Taxes related to the Assets, except as set forth on Schedule 5.8: (i) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (iii) there are no Tax liens on any of the Assets except for liens for Taxes not yet due.    None of the Assets is subject to and/or operated under a tax partnership agreement that causes such portion of the Assets to be subject to tax partnership for federal tax purposes.

Section 5.9 – Compliance with Laws.

Except as disclosed on Schedule 5.9, to the knowledge of Seller, the Assets are, and the operation of the Assets is, in compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any part thereof, except where the failure to so comply would not have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.

Section 5.10 – Contracts.

Except as disclosed on Schedule 5.10(a), to the knowledge of Seller, Seller has paid its share of all costs payable by it under the contracts and agreements described in Schedule 1.2(a), and Seller has not received as of the date hereof written notice of termination or breach thereof. Seller is in compliance with all Contracts listed on Schedule 1.2(a), except as disclosed on Schedule 5.10(a) and except for any non-compliance that would not, individually or the aggregate, have a Material Adverse Effect. To Seller's knowledge, Schedule 5.10(b) sets forth all of the following contracts and agreements to which any of the Assets are bound as of the date hereof or as of the Closing:

i.	any agreement with any Affiliate of Seller;

ii.

any agreement or contract for the gathering, processing, transportation, purchase, sale, exchange or other disposition of Hydrocarbons that is not cancelable without penalty or other payment on not more than 90 days prior written notice;

iii.	any tax partnership agreement of or binding upon Seller affecting any of the Assets; and

iv.

leases of personal property used or held for use primarily in the operation of the Assets to which Seller is a party or by which it is bound (“Personal Property Leases”) involving annual payments in excess of $150,000, other than any Personal Property Leases that have been terminated or will expire by their terms before or upon the Closing.

Section 5.11 – Governmental Authorizations.

To Seller’s knowledge and except as disclosed on Schedule 5.11, Seller has obtained and is maintaining all applicable federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets, as currently owned and operated; the loss of which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Seller, except as disclosed in Schedule 5.7(a),  Schedule 5.7(b) or Schedule 5.11 and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller has operated the Assets in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remediation action by Seller. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Governmental Authorization required by any Environmental Law.  Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Governmental Authorization required by any Environmental Law.

Section 5.12 – Preferential Rights and Transfer Requirements.

To Seller’s knowledge, none of the Assets, or any portion thereof, is subject to any preferential right to purchase or Transfer Requirement which may be applicable to the transactions contemplated by this Agreement, except for: (i) any Transfer Requirements contained in easements, rights-of-way or equipment leases, and (ii) the Transfer Requirements set forth on Schedule 5.12.

Section 5.13 – Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which: (i) are binding on the Assets; (ii) will be the responsibility of the Purchaser after execution of the Agreement or after the Closing; and (iii) Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Closing Date in excess of $100,000 other than those shown on Schedule 5.13.

Section 5.14 – Imbalances.

To Seller’s knowledge, Schedule 5.14 accurately sets forth in all material respects all of Seller’s Imbalances as of the Effective Time arising with respect to the Pipelines, and:  (i) no Person is entitled to receive any material portion of the Seller’s Hydrocarbons attributable to the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons attributable to the Assets under any gas processing or dehydration agreement, gas gathering and transportation agreements, gas purchase agreements or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any material quantities of gas or to pay any material penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of gas in excess of the contract requirements.

Section 5.15 – Condemnation.

To Seller’s knowledge, as of the date hereof, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.16 – Bankruptcy.

To Seller’s knowledge, there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or threatened against Seller or any Affiliate of Seller.

Section 5.17 – NGA.

No consent from any Governmental Body is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended. Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938.

Section 5.18 – Investment Company.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 – Property Costs.

Seller has timely and properly paid, or will timely and properly pay, all Property Costs with respect to the Assets that become due and payable prior to the Closing Date, subject to the adjustment of Property Costs, as provided for herein.

Section 5.20 – Surface Contracts.

All portions of the System are located on lands covered by valid and subsisting Surface Contracts.  All payments necessary to maintain any Surface Contract in full force and effect have been timely and properly paid.

ARTICLE 6

“REPRESENTATIONS AND WARRANTIES OF PURCHASER”

Purchaser represents and warrants to Seller the following:

Section 6.1 – Existence and Qualification.

Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the state of Maryland; and Purchaser is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties; and Purchaser is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets are located.

Section 6.2 – Power.

Purchaser has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 – Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser), and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 – No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not:  (i) violate any provision of the certificate of incorporation, bylaws or other governing documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

Section 6.5 – Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 – Litigation.

There are no actions, suits or proceedings pending, or to the actual knowledge of Purchaser’s officers, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7 – Financing.

At Closing Purchaser shall have obtained all necessary financing arrangements, on terms and conditions reasonably acceptable to Purchaser, to enable Purchaser to proceed to Closing under this Agreement.

Section 6.8 – Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, or confirmed in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that: (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets. Purchaser further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of owners such as Seller and that it has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets; and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets.

Section 6.9 – SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10 – Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, threatened or deemed, by Purchaser, in its good faith opinion, to be imminent against Purchaser.

ARTICLE 7

“COVENANTS OF THE PARTIES”

Section 7.1 – Access.

Between the date of execution of this Agreement and continuing until ten (10) days prior to the Closing Date, Seller will give Purchaser and its representatives reasonable access to the Assets and to the Records in Seller’s possession for the purpose of conducting an investigation of the Assets, but only to the extent that Seller may do so without violating any obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Any access by Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.2(b)(vi) and the terms of that certain confidentiality agreement between Seller and Purchaser dated October 22, 2014, as amended November 21, 2014 (the "Confidentiality Agreement").

Section 7.2 – Government Reviews.

Seller and Purchaser, as applicable, shall in a timely manner:  (a) make all required filings with, prepare applications to, and conduct negotiations with each Governmental Body to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 –  Notification of Breaches.

Until the Closing:

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller or Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Seller or Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 –  Operatorship of Surface Contracts.

(a) Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all Surface Contracts in the form prescribed by the applicable Governmental Body and otherwise mutually acceptable to Purchaser and Seller.

(b) Purchaser shall, promptly following Closing, file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship. Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Purchaser.

Section 7.5 –  Public Announcements.

Until the Closing, neither Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other; provided, however, the foregoing shall not restrict disclosures by Purchaser or Seller which are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates.  At or within sixty (60) days after Closing, the content of any press release or public announcement shall be subject to the prior review and reasonable approval of Seller and Purchaser, except to the extent required by applicable securities or other Laws or the rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6 –  Operation of Business.

Except as set forth on Schedule 7.6 and subject to Section 1.1 above, until the Closing, Seller:  (i) will operate its business in the ordinary course, consistent with past practices, (ii) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by Seller or Buyer with respect to the Assets in excess of $100,000.00, or make any capital expenditures in excess of $100,000.00, or terminate, materially amend, execute or extend any material agreements affecting the Assets, including executing any agreements that cannot be terminated by ninety (90) days or less notice without a termination payment or penalty, (iii) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Contracts and Surface Contracts, (v) will maintain all material governmental permits and approvals affecting the Assets, (vi) will not transfer, sell, hypothecate, encumber or otherwise dispose of any material Assets; except for sales and dispositions of Hydrocarbons and Equipment made in the ordinary course of business consistent with past practices, and (vii) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent, unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 7.7 –  Transfer Requirements.

Purchaser’s purchase of the Assets is expressly subject to all validly existing and applicable Transfer Requirements, and Purchaser shall comply with any restrictions imposed by any such requirements. Prior to the Closing Date, Seller shall initiate all procedures which in Seller’s good faith judgment are reasonably required to comply with or obtain the waiver of all Transfer Requirements set forth in Schedule 5.12 with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Transfer Requirement in order to obtain the waiver thereof or compliance therewith.

Section 7.8 –  Tax Matters.

(a) Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance and similar Taxes based upon or measured by the ownership or operation of the Assets which are addressed in the definition of

Property Costs) attributable to any period of time at or prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Effective Time. Regardless of which party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Seller will assist Purchaser with preparation of all ad valorem and property Tax Returns due on or before December 31, 2015 (including any extensions requested) to the extent such Tax Returns relate or are attributable to the period occurring before the Closing Date. Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(b) So long as there is no delay of the Closing, Purchaser agrees to cooperate (at no cost or liability to Purchaser) with Seller so that Seller’s transfer of the Assets to Purchaser may, at Seller’s election, be accomplished in a manner enabling the transfer to qualify as a part of a like-kind exchange of property by Seller within the meaning of Section 1031 of the Code. If Seller so notifies Purchaser of this election, Purchaser shall reasonably cooperate with Seller to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller reasonably requests in order to pay the Purchase Price in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, and Purchaser agrees that Seller may assign its rights (but not its obligations) under this Agreement to a qualified intermediary as defined in Treasury Regulations Section 1.1031(k) – 1(g)(4)(iii) under United States Treasury Regulations, to qualify the transfer of the Purchase Price as a part of a like-kind exchange of property within the meaning of Section 1031 of the Code. Any assignment of this Agreement to a qualified intermediary shall not release Seller from any of its liabilities or obligations to Purchaser under this Agreement. Seller shall be solely responsible to designate and obtain exchange property and to otherwise comply with Section 1031 of the Code. The rights of the Parties shall not be affected by any determination that the transaction does not qualify as a like-kind exchange.

Section 7.9 –  Further Assurances.

After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8

“CONDITIONS TO CLOSING”

Section 8.1 – Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects (other than those representations and warranties of Purchaser that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to and on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Purchaser.

(e) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the unadjusted Purchase Price;

(f) CBM PSA/Letter Agreement.  Closing under that certain:  (i) Purchase and Sale Agreement (Coalbed Methane Assets) (the “CBM PSA”) between Purchaser and Warren Resources, Inc., and Warren E&P, Inc., of even date herewith; and (ii) letter agreement concerning deep rights (the “Letter Agreement”) between Purchaser and Warren Resources, Inc. and Warren E&P, Inc., of even date herewith, shall occur simultaneously with the Closing under this Agreement, and if closing under the CBM PSA and/or the Letter Agreement does not occur, then Closing under this Agreement shall not occur.

(g) Payment. Purchaser shall have paid the Closing Payment;

(h) Consents. Seller has received all consents and approvals from its lenders and other third parties as are necessary to consummate the transactions contemplated under this Agreement.

Section 8.2 – Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a) Representations. The representations and warranties of Seller set  forth  in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), without giving effect to the words “material” or “Material Adverse Effect” or other similar exceptions or qualifiers; provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.2(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result in a Material Adverse Effect;

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. No suit, action or other proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body;

(d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Conveyance and the other documents and certificates to be delivered by Seller under Section 9.2;

(e) Casualty or Condemnation. The aggregate losses from casualties to the Assets and takings of Assets under right of eminent domain shall be less than ten percent (10%) of the unadjusted Purchase Price;

(f) Defects. The adjustment to the Purchase Price on account of the sum of all Environmental Defect Amounts for Environmental Defects determined under Section 4.3 prior to Closing, shall be not more than fifteen percent (15%) of the unadjusted Purchase Price;

(g) CBM PSA, Letter Agreement.  Closing under that certain:  (i) Purchase and Sale Agreement (Coalbed Methane Assets) (the “CBM PSA”) between Purchaser and Warren Resources, Inc., and Warren E&P, Inc., of even date herewith; and (ii) letter agreement concerning deep rights (the “Letter Agreement”) between Purchaser and Warren Resources, Inc. and Warren E&P, Inc., of even date herewith, shall occur simultaneously with the Closing under this Agreement, and if closing under the CBM PSA and/or the Letter Agreement does not occur, then Closing under this Agreement shall not occur;

(h) Transfer Requirements. Seller shall have obtained, and delivered to Purchaser, all required consents or approvals under Transfer Requirements pertaining to the Assets;

(i) Financing.  Purchaser shall have obtained all necessary financing arrangements, on terms and conditions reasonably acceptable to Purchaser, to enable Purchaser to proceed to Closing under this Agreement; and

(j) No Prior Sale. Seller shall not have sold all or any part of the Assets as permitted under Section 1.1 above.

ARTICLE 9

“CLOSING”

Section 9.1 – Time and Place of Closing.

(a) Consummation of the purchase and sale transaction, as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller located in the Guaranty Bank Building in Denver, Colorado at 10:00 a.m., local time, on a date that is sixty (60) days following the date of full execution of this Agreement (or if such date is not a Business Day, then on the first business day thereafter), but in no event later than September 1, 2015, or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived, then as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 10.

(b) The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 9.2 – Obligations of Seller at Closing.

At the Closing and upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser, the following:

(a) the Conveyance, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) a certificate duly executed by an authorized corporate officer or official of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(c) consents and releases from Seller’s applicable lending and/or banking institutions having liens, mortgages, deeds of trust or security interests in all or any portion of the Assets;

(d) the Transition Services Agreement in the form attached hereto as Exhibit “C”, duly executed by Seller; and

(e) one (1) original executed statement described in Treasury Regulation §1.1445- 2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code.

Section 9.3 – Obligations of Purchaser at Closing.

At the Closing and upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller, the following:

(a) a wire transfer of the Closing Payment in same-day funds;

(b) the Conveyance, duly executed by Purchaser;

(c) the Transition Services Agreement in the form attached hereto as Exhibit “C”, duly executed by Purchaser;

(d) the Promissory Note in the form attached hereto as Exhibit “D”, duly executed by 30

Purchaser;

(e) the Mortgage, Deed of Trust, Security Agreement, Assignment of Production and Financing Statement in the form attached here to Exhibit “E”, duly executed in duplicate originals by Purchaser; and

(f) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled.

Section 9.4 – Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments, including the Deposit, provided for in this Agreement.  Purchaser shall have until the Business Day prior to Closing to review the Preliminary Settlement Statement and provide adjustments to Seller.  Seller agrees to work in good faith with Purchaser to revise the Preliminary Settlement Statement.  The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”).

(b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time, and taking into account all adjustments provided for in this Agreement. Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable, but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. Any objection not asserted by Purchaser within such 30-day period shall be deemed waived and Seller’s calculation in such statement shall be deemed final and binding (and such statement shall be the “Final Settlement Statement”). If the Purchaser does not timely assert an objection or change, then the Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event the Parties cannot reach an agreement within such period of time, either Party may refer the remaining matters in dispute for arbitration to such nationally-recognized independent accounting firm, as may be accepted by Purchaser and Seller, for review, arbitration and final determination. The accounting firm shall conduct the arbitration proceedings in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Seller nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable, and the Final Settlement Statement shall include those calculations determined by such accounting firm, together with such calculations as the Parties had mutually agreed to (or been deemed to agree to, as described above). The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either party and may not award damages or penalties to either party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the accounting firm, as applicable, finally determines the disputed matters:  (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the Closing Payment, or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable.

(c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Warren Resources, Inc., pursuant to wire transfer instructions to be provided to Purchaser prior to Closing, for the credit of Warren Energy Services LLC, or to such other bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

(d) From and after the final calculation and determination of the Final Settlement Statement, as described in Section 9.4(b) above, and payment of the required amounts under Section 9.4(c) above, the provisions of Section 2.2 and this Section 9.4 shall terminate and all further liabilities and obligations regarding the Assets shall be addressed exclusively under Sections 11.2 and 11.3.

ARTICLE 10

“TERMINATION”

Section 10.1 – Termination.

Unless earlier terminated pursuant to other provisions contained herein, this Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Seller and Purchaser; (ii) by Seller, if Closing has not occurred on or before September 1, other than due to default by Seller, or (iii) by Purchaser, if Closing has not occurred on or before September 1, 2015 other than due to default by Purchaser.

Section 10.2 – Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall be and become void and of no further force or effect (except for the provisions of Sections 4.2, 5.6, 6.5, 7.

5, 11.2(b)(vi), 11.3, 11.6, 11.7, 12.2, 12.4, and 12.7 through 12.19 of this Agreement all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 10.1 shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 10.1 because a Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

ARTICLE 11

“POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS”

Section 11.1– Assumed Seller Obligations.

Without limiting Purchaser’s rights to indemnification under this ARTICLE 11, upon Closing Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (i) dismantle, decommission, salvage and remove any equipment, structures, materials, platforms, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Assets or otherwise pursuant to the Assets, (ii) clean up, restore and/or remediate the lands and property covered by or related to the Assets in accordance with applicable agreements and Laws, including, without limitation, all Environmental Laws, and (iii) perform all obligations applicable to or imposed by or under the Surface Contracts or the Contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, being referred to herein as the “Assumed Seller Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent they are:

(i)	attributable to or arise out of the Excluded Assets; or

(ii)	matters for which Seller is required to indemnify Purchaser under Section 11.2(c), but only to the limits specified in Section 11.5 below, and also subject to Section 11.4.

Section 11.2 – Indemnities.

(a) Definitions.

“Claim” or “Claims” means, unless specifically provided otherwise, all claims (including,

but not limited to, those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any party or parties, breach of representation or warranty (expressed or implied) under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, incident to or in connection with this Agreement or the ownership or operation of the Assets, including but not limited to Claims that arise out of or are directly or indirectly connected with vessels and/or the ownership, possession, management, manning, maintenance, supply, operation (including, but not limited to, ingress, egress, loading  and unloading operations) or navigation of any vessel.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:  (1) THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT OF PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES; (2) A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OR PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR (3) THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY, WHETHER CHARTERED, OWNED, OR PROVIDED BY PURCHASER INDEMNITEES, SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES.

(b) Purchaser Indemnity Obligation. Subject  only to Section  11.2(c), upon Closing Purchaser shall be responsible for and indemnify, defend, release and hold Seller Indemnitees harmless from and against all Claims caused by, arising out of or resulting from:

(i)	the Assumed Seller Obligations, REGARDLESS OF FAULT;

(ii)	the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;

(iii)	Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iv)	any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(c);

(v)

with respect to the Assets, Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources  or  the  environment,  or  any  other  environmental  condition  of  the  Assets, REGARDLESS OF FAULT; and

(vi)	Purchaser Indemnitees’ access under Section 4.1, Section 7.1 or otherwise to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.

Notwithstanding anything to the contrary contained herein, Purchaser shall have no indemnification obligation with respect to any Claim under Section 11.2(b)(i), (ii) or (v) to the extent such Claim results from physical actions taken by a Seller Indemnitee after the Closing Date on or directly affecting the System or the real property associated therewith, nor with respect to any Claim directly caused by or directly resulting from the gross negligence or willful misconduct of Seller,  but solely limited to the extent of Seller’s indemnification obligation under Section 11.2(c) below.

(a)

Seller Indemnity Obligation. Subject to the limitations contained in Section 11.5, upon Closing Seller shall be responsible for and indemnify, defend and hold harmless Purchaser against and from all Claims caused by, arising out of or resulting from:

(i)	the Retained Obligations;

(ii)	Seller’s breach of any of its post-Closing covenants or agreements contained in Article 7;

(iii)

any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or confirmed in the certificate delivered by Seller at Closing pursuant to Section 9.2(b), without giving effect to the words “material”, “Material Adverse Effect” or other similar exceptions or qualifiers; and

(iv)

the gross negligence or willful misconduct of Seller in connection with Seller’s operation of the Assets prior to the Effective Time, and only insofar as Claims for the same are asserted within twelve (12) months after the Closing Date.

(c) Additional Provisions.

The Parties specifically agree that this Article 11 and Section 4.4 shall exclusively govern the allocation of risks and liabilities between Purchaser and Seller, and the remedies available to the Parties with regard to the subject matter covered thereby, except solely to the extent it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.

Notwithstanding anything to the contrary contained in this Agreement, this Section 11.2 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the confirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 9.2(b) or 9.3(c), as applicable.

Section 11.3 – Indemnification Actions.

All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” means the Party or Parties having an obligation to indemnify another Party or Parties pursuant to the terms of this Agreement. The term “Indemnified Party” means the Party or Parties having the right to be indemnified by another Party or Parties pursuant to the terms of this Agreement.

(b) To make a claim for indemnification (“Indemnity Claim”) under Section 11.2, an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim, as provided in this Section 11.3, shall not relieve the Indemnifying Party of its obligations under Section 11.2, except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based on an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation or liability to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that it reasonably believes is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation or liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.3(d). An

Indemnifying Party shall not, without the written consent of the Indemnified Party: (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability with respect to such Claim, or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation or liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choice, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, for ten (10) Business Days following receipt of such notice, to: (i) admit in writing its liability to indemnify the Indemnified Party from and against the Claim, and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

Section 11.4 – Release.

(a) PURCHASER RELEASES, HOLDS HARMLESS AND FOREVER DISCHARGES SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST SELLER INDEMNITEES RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS AND THIS AGREEMENT, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT.

(b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it above by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims.

Section 11.5 – Limitation on Actions.

(a) The representations and warranties of the Parties in Articles 5 and 6 shall terminate twelve (12) months after the Closing Date.  All covenants and agreements shall survive indefinitely. Representations and warranties shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of such a representation or warranty on or before its expiration date.

(b) Seller  shall  not  have  any  liability  for  any  indemnification  under Section 11.2(c)(iii) until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Purchaser exceeds five percent (5%) of the Purchase Price, and then only to the extent such damages exceed such five percent (5%) of the Purchase Price (without regard to and not including the adjustments to the Purchase Price under Section 2.2 and any payments in respect thereof).

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Purchaser for aggregate damages in excess of an amount equal to twenty percent (20%) of the final Adjusted Purchase Price, REGARDLESS OF FAULT.

Section 11.6 – Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE: (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CONFIRMED IN THE  CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO: (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED

TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION  OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT; IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS TO RETAINED OBLIGATIONS, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.7 – Waiver of Trade Practices Acts.

(a) It is the intention of the Parties that Purchaser's rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Colorado Consumer Protection Act, C.R.S. 6-1-101-- et seq. (the “CCPA”). As such, Purchaser hereby waives the applicability of the CCPA to this transaction and any and all duties, rights or remedies that might be imposed by the CCPA, whether such duties, rights and remedies are applied directly by the CCPA itself or indirectly in connection with other statutes. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the CCPA and this waiver of the CCPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the CCPA.

Section 11.8 – Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyance in the appropriate counties and provide Seller with copies of all recorded or approved instruments.  The Conveyance in the form attached as Exhibit B is intended to and shall convey all of the Assets being conveyed pursuant to this Agreement. Specific portions of the Assets that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Conveyance and are also described and covered other separate assignments made by Seller to Purchaser on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed  by  such  separate  assignments  are  the  same,  and  not  in  addition  to,  the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance to the full extent as though they were set forth in each such separate assignment.

ARTICLE 12

“MISCELLANEOUS”

Section 12.1 – Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2 – Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	Warren Energy Services, LLC
Attn: Lance Peterson
1331 17th Street, Suite 720
Denver, CO 80202
Telephone: (720) 403-8129
Texlefax: (720) 403-8150

With a copy to:	Warren E&P, Inc.
Attn: Ellis Vickers
105 West 3rd Street, Suite 302
Roswell, NM 88201
Telephone: (575) 622-5141

If to Purchaser:	Escalera Resources Co.
Attn: Mr. Gary Grinsfelder and Mr. Adam Fenster
675 Bering, Suite 850
Houston, TX 77057
Telephone: (832) 636-7122
Texlefax: (832) 636-1338

With a copy to:	Mr. Barry Spector
1050 17th Street, Suite 1660
Denver, CO 80265
Telephone: (303) 623-0717
Texlefax: (303) 623-0940

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 – Sales or Use Tax, Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed on or with respect to the transactions contemplated hereby.

Section 12.4 – Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 – Change of Name.

As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names “Warren Energy Services, LLC”, “Warren E&P, Inc.”, “Warren Resources, Inc.” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 12.6 – Replacement of Bonds, Letters of Credit and Guarantees.

The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies that relate to the Assets are transferable to Purchaser.

Promptly following Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement.

Section 12.7 – Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.  JURISDICTION AND VENUE WITH RESPECT TO  ANY  DISPUTES  ARISING  HEREUNDER  SHALL  BE  PROPER  ONLY  IN  DENVER COUNTY, COLORADO.

Section 12.8 – Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9 – Waivers.

Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions contained herein may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. No waiver of or consent to a change in any of the provisions of this Agreement shall be deemed to constitute a waiver of or consent to a change in other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10 – Assignment.

No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assignees.

Section 12.11 – Entire Agreement.

This Agreement and the Exhibits and Schedules attached hereto, as well as the documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of  the Parties pertaining to the subject matter hereof.

Section 12.12 – Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing 42 executed by all Parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.13 – No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to Seller Indemnitees and Purchaser Indemnitees (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnitee or a Purchaser Indemnitee must be made and administered by a Party to this Agreement).

Section 12.14 – References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f) “Include” and “including” or any variation thereof shall mean include or including without limiting the generality of the description preceding such term;

(g) Whenever the Parties have agreed that a matter under this Agreement is subject to any approval or consent of the other Party, such approval or consent shall not be unreasonably withheld, delayed or conditioned; and

(h) Reference to “day” or “days” in this Agreement shall refer to calendar days unless otherwise stated.

Section 12.15 – Construction.

Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent buyer would deem appropriate under the circumstances with respect to all matters relating to the Assets, including their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 12.16 – Limitation on Damages.

NOTWITHSTANDING ANY OTHER PROVISION CONTAINED ELSEWHERE IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY (OR ANY OF SUCH PARTY’S INDEMNITEES) TO SUE FOR OR COLLECT ITS OR THEIR PUNITIVE DAMAGES FROM THE OTHER PARTY TO THIS AGREEMENT, OR ITS OWN (OR ANY OF ITS INDEMNITEES) CONSEQUENTIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY EXPRESSLY WAIVES FOR ITSELF, ITS AFFILIATES AND EACH OF THEIR RESPECTIVE INDEMNITEES ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY FOR ITS OWN SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY REGARDLESS OF FAULT.

Section 12.17 – Conspicuousness.

THE PARTIES AGREE THAT PROVISIONS IN THIS AGREEMENT IN "BOLD" TYPE SATISFY ANY REQUIREMENTS OF THE "EXPRESS NEGLIGENCE RULE" AND ANY OTHER REQUIREMENTS AT LAW OR IN EQUITY THAT PROVISIONS BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

Section 12.18 – Severability.

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 12.19 – Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date first above written.

SELLER:

WARREN ENERGY SERVICES LLC, a
Delaware limited liability company

By:	/s/ Lance Peterson
Name:	Lance Peterson
Title:	CEO,
of Warren E&P, Inc., the Sole Manager

WARREN E&P, INC., a
New Mexico corporation

By:	/s/ Lance Peterson
Name:	Lance Peterson
Title:	CEO

PURCHASER:

ESCALERA RESOURCES CO., a
Maryland corporation

By:	/s/ Charles F. Chambers
Name:	Charles F. Chambers
Title:	Chairman and CEO

[Signature Page to Purchase and Sale Agreement (Midstream Assets)]